As filed with the Securities and Exchange Commission on May 31, 2016
Registration No. 333-XXXXX

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IBERIABANK CORPORATION
(Exact Name of Company as Specified in Its Charter)
____________________

Louisiana	72-1280718
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

200 West Congress Street Lafayette, Louisiana	70501
(Address of Principal Executive Offices)	(Zip Code)

____________________
IBERIABANK Corporation
2016 Stock Incentive Plan
(Full title of the Plan)
____________________
Daryl G. Byrd
President and Chief Executive Officer
IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501
(Name and Address of Agent For Service)
(337) 521-4003
(Telephone Number, Including Area Code, of Agent for Service)
____________________
Copies to:
Edward B. Crosland, Jr., Esq.
Peter J. Rivas, Esq.
Jones Walker LLP
1227 25th Street, N.W.
Washington, D.C. 20037
(202) 203-1088

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]        Accelerated filer [ ]
Non-accelerated filer [ ]        Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	2,072,000	$61.90	$128,256,800	$12,916

(1)
Upon a stock split, stock dividend or similar transaction during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Common Stock as reported on the NASDAQ Global Select Market on May 26, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
*Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the IBERIABANK Corporation 2016 Stock Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation by Reference

The following documents, which have been filed by IBERIABANK Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed on May 10, 2016;

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on January 28, 2016, January 29, 2016, April 28, 2016, May 5, 2016, May 9, 2016 and May 10, 2016, except to the extent the information contained in such report or an exhibit thereto is deemed furnished rather than filed with the Commission; and

(d)
The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 28, 1995, including any amendment or report or other filing with the Commission filed subsequent thereto and updating that description.

In addition, all documents subsequently filed by the Company, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission. Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

1

Item 6. Indemnification of Directors and Officers.
The foregoing summaries are necessarily subject to the complete text of the Louisiana Business Corporation Act, or the LBCA, IBERIABANK Corporation’s articles of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.
Generally, Sections 12:1-850 through 12:1-859 of the LBCA authorize a corporation to indemnify a director or officer of the corporation (or a person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in all other cases, at least not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he was not entitled, whether or not involving action in the director’s or officer’s official capacity.
Unless ordered by a court, in the case of a proceeding brought by or in the right of a corporation, the LBCA prohibits a corporation from indemnifying a director or officer of the corporation (or a person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), except for expenses (including attorneys’ fees) incurred by him in connection with a proceeding if, with respect to actions in an official capacity, he acted in good faith and in a manner he reasonably believed to be in, or, in all other cases, not opposed to, the best interests of the corporation.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit IBERIABANK Corporation’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
Article 8.B. of the articles of incorporation of IBERIABANK Corporation provides that IBERIABANK Corporation shall indemnify to the fullest extent permitted by Louisiana law, any person who is or was a director or officer of IBERIABANK Corporation, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in actions or suits by or in the right of IBERIABANK Corporation, by reason of such service or the fact that such person is or was serving as a director, officer, employee or agent of another corporation or organization at the request of IBERIABANK Corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The bylaws provide that such indemnification will only be to the extent the expenses, judgments, fines and amounts paid in settlements exceed the amount paid or due from liability insurance policies. Further, the bylaws extend indemnification to the spouse of a director or officer of the corporation with respect to a claim related to the director or officer’s position as a director or officer of IBERIABANK Corporation or as a director, officer, employee or agent of another corporation or entity at the request of IBERIABANK Corporation. This indemnification is conditioned upon the director or officer being successful in his defense of the claim on the merits or otherwise and having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of IBERIABANK Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Advancement of expenses is conditioned upon receipt of a director or officer’s undertaking to repay such expenses if it is ultimately determined that such person was not entitled to indemnification. In addition, the LBCA requires that an advance of expenses be made to a director or officer only upon delivery of a written affirmation of his good faith belief that he has met the relevant standard of conduct or that the proceeding involves only duty of care claims for which liability has been eliminated, a written undertaking of the director or officer to repay funds if he is not entitled to indemnification and it is determined he has not met the relevant standard of conduct, and authorization by the board of directors, the shareholders, or IBERIABANK Corporation’s articles of incorporation, bylaws, or approved resolution.
Section 12:1-857 of the LBCA further authorizes a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the individual could be protected against the same liability under R.S. 12:1-832 and whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this Section 12:1-857.
Article 8.E. of the articles of incorporation also empowers IBERIABANK Corporation to purchase and maintain insurance to protect its directors, officers, employees and agents and those who were directors, officers, employees or agents, and those directors, officers, employees and agents who are or were serving at the request of IBERIABANK Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, arising out of his or her status as such, regardless of whether or not IBERIABANK Corporation would have the power to indemnify those persons against such liability under the law or the provisions set forth in the articles of incorporation. IBERIABANK Corporation is also authorized by its articles of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the articles of incorporation should the articles of incorporation be amended or repealed. IBERIABANK Corporation maintains directors’ and officers’ liability insurance consistent with the provisions of the articles of incorporation.
IBERIABANK Corporation has entered into indemnification agreements with two of its executive officers, Daryl G. Byrd and Michael J. Brown, providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as officers. Following a change in control, as defined therein, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential change in control, we must create a trust for the benefit of the indemnitees, which upon a change in control may not be revoked or the principal thereof invaded without the indemnitees’ written consent. While such indemnification agreements do not require IBERIABANK Corporation to maintain directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum directors’ and officers’ liability coverage if there is such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits

4.1	IBERIABANK Corporation 2016 Stock Incentive Plan, incorporated herein by reference to Exhibit 10 to the Company’s Current Report on Form 8-K dated May 10, 2016

5	Opinion of Jones Walker LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones Walker LLP (included in Exhibit 5)

24	Powers of Attorney (included in the signature page of this Registration Statement)
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Lafayette, State of Louisiana, on this 31st day of May, 2016.

IBERIABANK CORPORATION

By:    /s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Daryl G. Byrd or Anthony J. Restel, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Daryl G. Byrd Daryl G. Byrd	President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2016

/s/ Anthony J. Restel Anthony J. Restel	Senior Executive Vice President and Chief Financial Officer	May 31, 2016

/s/ M. Scott Price M. Scott Price	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 31, 2016

/s/ Elaine D. Abell Elaine D. Abell	Director	May 31, 2016

/s/ Harry V. Barton, Jr. Harry V. Barton, Jr.	Director	May 31, 2016

/s/ John N. Casbon John N. Casbon	Director	May 31, 2016

/s/ William H. Fenstermaker William H. Fenstermaker	Director	May 31, 2016

/s/ Ernest P. Breaux, Jr. Ernest P. Breaux, Jr.	Director	May 31, 2016

/s/ Rick E. Maples Rick E. Maples	Director	May 31, 2016

/s/ E. Stewart Shea, III E. Stewart Shea, III	Director	May 31, 2016

/s/ David H. Welch David H. Welch	Director	May 31, 2016

/s/ John E. Koerner, III John E. Koerner, III	Director	May 31, 2016

/s/ Angus R. Cooper II Angus R. Cooper II	Director	May 31, 2016